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                                                                      Exhibit 23












                                                 Independent Auditors' Consent



The Board of Directors
ESCO Technologies Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-39737, 33-47916, 33-98112, 333-92945, 333-77887 and 333-96309) on Form S-8 of
ESCO Technologies Inc. of our report dated November 8, 2000, relating to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000, which report appears in the September 30, 2000 Annual Report on Form 10-K of ESCO Technologies Inc.



                                           KPMG LLP



St. Louis, Missouri
December  21, 2000